[GRAPHIC OMITED] Southwall                        PRESS RELEASE
                 Technologies
                 ------------

3975 East Bayshore Road
Palo Alto, CA 94303
Phone:  (650) 962-9111
Fax:    (650) 967-8713                            Contact:
www.southwall.com                                 Renate Merredew
                                                  Southwall Technologies
                                                  Phone:  (650) 962-9111


For Immediate Release
---------------------

   SOUTHWALL TECHNOLOGIES INC.  ANNOUNCES MAURY AUSTIN AS PERMANENT SENIOR VICE
                      PRESIDENT AND CHIEF FINANCIAL OFFICER

PALO ALTO, CALIFORNIA - AUGUST 20, 2004 - SOUTHWALL TECHNOLOGIES INC. (OTC BB:SWTX.OB), a global developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass and architectural markets, today announced that it has appointed Maury Austin as permanent Senior Vice President and Chief Financial Officer, effective immediately. Mr. Austin has been performing the duties of interim Chief Financial Officer since February 2004.

A 24-year veteran of Silicon Valley Technology companies, Mr. Austin most recently served as Chief Financial Officer of Vicinity Corporation from 2000 until its acquisition by Microsoft in 2003. Austin also served as Chief Financial Officer of Symmetricom from 1999 to 2000 and was Chief Financial Officer and Chief Operating Officer of Flashpoint Technologies prior to that. He held a variety of senior positions at Apple Computer between 1988 and 1997, including the post of Vice President and General Manager of the Imaging Division. Mr. Austin has an undergraduate degree in Business from the University of California at Berkeley along with a Masters in Business administration from Santa Clara University.

"Maury has done a great job in the last six months in helping Southwall return to profitability. We are very pleased to have Maury permanently join us," said Thomas G. Hood, Southwall's President and Chief Executive Officer.

ABOUT SOUTHWALL TECHNOLOGIES INC.

Southwall Technologies Inc., designs and produces thin film products that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and sells advanced thin film coatings to over 25 countries around the world. Southwall's customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Mitsui Chemicals, Peugeot-Citro n, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

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